EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-04169, No. 333-56593, No. 333-40328, No. 333-64106, No. 333-85204, No. 333-104462, No. 333-114845, No. 333-123858 and No. 333-133229 of Quiksilver, Inc. on Form S-8 of our reports, dated January 11, 2007, relating to the Financial Statements of Quiksilver, Inc., and management’s report on the effectiveness of internal control over financial reporting, and our report dated January 11, 2007, relating to the Financial Statements of Roger Cleveland Golf Company, Inc. appearing in this Annual Report on Form 10-K of Quiksilver, Inc.
/s/ Deloitte & Touche LLP
Costa Mesa, California
January 11, 2007